Exhibit 99.1

E.C.D. AUTO DESIGN ANNOUNCES PLANS

TO BECOME A PUBLICLY TRADED COMPANY

THROUGH EXECUTION OF MERGER AGREEMENT WITH

NASDAQ-LISTED EF HUTTON ACQUISITION CORPORATION I

HINGHAM, MA and KISSIMMEE, FL, March 6, 2023 /PRNewswire/ — Humble Imports, Inc. d/b/a E.C.D. Auto Design (“E.C.D.” or the “Company”), the industry leader in delivering of restored and modified Land Rover Defenders, and EF Hutton Acquisition Corporation I (“EFHT”) (NASDAQ: EFHT), a special purpose acquisition company formed by affiliates of EF Hutton, division of Benchmark Investments, LLC, a leading middle market investment bank, announced today that they have entered into a definitive merger agreement, dated March 3, 2023 (the “Merger Agreement”).

Upon completion of the transaction contemplated by the Merger Agreement (the “Business Combination”), E.C.D. will be a wholly owned subsidiary of EFHT, EFHT will change its name to “E.C.D. Automotive Design Inc.” and the combined company’s common stock is expected to be listed on the Nasdaq Stock Market. The transaction reflects an initial value for E.C.D. of $225 million.

E.C.D. has dedicated itself to fully restoring Land Rover Defenders from the ground up, returning the nostalgic experience to the road and ensuring their timelessness with modern touches, performance, and quality upgrades. The E.C.D. line-up also includes the Land Rover Series IIA, the Range Rover Classic and the Jaguar E-Type. The Company has also been a pioneer in the electrification of classic vehicles and is well positioned to capitalize on this powerful secular trend.

E.C.D. was founded in 2013 and since inception, the Company has delivered over 500 vehicles. E.C.D. recently moved into a state of the art, 100,000 square foot manufacturing facility located in Kissimmee, Florida to accommodate its backlog of vehicle orders. In addition, E.C.D. has an affiliated dedicated logistics facility in the United Kingdom that it uses to source vehicles, giving E.C.D. one of the most comprehensive supply chains in the industry. Over the past decade, E.C.D. has increased both the number of units built and the average selling price of a vehicle at a compound annual growth rate of 26% and 19%, respectively.

“We are excited to work with the experienced management team at EFHT and grateful for the opportunity to bring E.C.D. to new heights,” E.C.D.’s CEO and co-founder Scott Wallace said. “At E.C.D., we have overcome significant challenges and succeeded in creating one-of-one vehicle builds out of pure imagination, all made possible by our genuine passion for automotives. Our clients, fans and employees all share this drive for quality and innovation in E.C.D.’s vehicles, which is our north star as we grow the business of E.C.D.,” Mr. Wallace stated.

“We are thrilled to team up with the founders of E.C.D., as we view E.C.D. as the scaled leader in the highly fragmented, exotic automobile restoration and modification industry, which caters to an affluent client base and delivers a gross margin profile on par with other ultra-high end automobile manufacturers,” said EFHT’s Chairman and CEO, Benjamin Piggott. “E.C.D. has essentially been self-financed since inception and we believe that now is an opportune time to inject capital into the business, to accelerate E.C.D.’s already strong organic growth profile and fortify its dominant competitive position. We believe that the E.C.D. management team is keenly aware of the importance surrounding capital allocation decisions and that they have several projects that will deliver exceptional rates of return over the long term,” concluded Mr. Piggott.

Overview of Business Combination

In connection with the Business Combination, EFHT has formed a wholly owned Florida corporation that will merge with E.C.D. and E.C.D. shall be the surviving corporation. Following the merger, E.C.D. shall be a wholly owned subsidiary of EFHT. As consideration for the Business Combination, the shareholders of E.C.D. shall receive 21,000,000 shares of common stock of EFHT valued at $10 per share and a cash payment of $15,000,000.

The boards of directors of both E.C.D. and EFHT have approved the transaction. The transaction will require the approval of the stockholders of both E.C.D. and EFHT, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the third quarter of 2023.

Additional information about the proposed transaction, including a copy of the Merger Agreement, will be provided in a Current Report on Form 8-K to be filed by EFHT with the Securities and Exchange Commission (the “SEC”) in connection with the announcement of the execution of the Merger Agreement and will be available at www.sec.gov.

About Humble Imports, Inc. d/b/a E.C.D. Auto Design

E.C.D. is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, E.C.D. restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic and the Jaguar E-Type. Each vehicle produced by E.C.D. is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The Company was founded in 2013 by three British ”petrol heads’’ whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. E.C.D.’s global headquarters, known as the ”Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 70 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. E.C.D. has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

About EF Hutton Acquisition Corporation I

EFHT is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

Advisors

EF Hutton, division of Benchmark Investments, LLC is serving as Capital Markets Advisor to EFHT. Loeb & Loeb, LLP is serving as legal counsel to EFHT. Shuffled, Lowman & Wilson PA is serving as legal counsel to E.C.D.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed Business Combination, E.C.D. and EFHT intend to file relevant materials with the SEC, including a registration statement on Form S-4 and a proxy statement on Schedule 14A, including a preliminary proxy statement and a definitive proxy statement. EFHT’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed Business Combination, as these materials will contain important information about E.C.D. and EFHT, and the proposed Business Combination. Promptly after filing its definitive proxy statement relating to the proposed Business Combination with the SEC, EFHT will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting on the Business Combination and the other proposals. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, and other relevant materials filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

EFHT and its directors and executive officers may be deemed participants in the solicitation of proxies from EFHT’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in EFHT will be included in the proxy statement for the proposed Business Combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed Business Combination when available. Information about EFHT’s directors and executive officers and their ownership of EFHT common stock is set forth in EFHT’s final prospectus, as filed with the SEC on September 9, 2022, or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Business Combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

E.C.D. and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of EFHT in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. E.C.D.’s and EFHT’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, E.C.D.’s and EFHT’s expectations with respect to future performance and anticipated financial impacts of the proposed Business Combination, the satisfaction of the closing conditions to the proposed Business Combination, and the timing of the completion of the proposed Business Combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside E.C.D.’s and EFHT’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against E.C.D. and EFHT following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of E.C.D. and EFHT, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 pandemic on E.C.D.’s business and/or the ability of the parties to complete the proposed Business Combination; (6) the inability to obtain the listing of the combined company’s common stock on the Nasdaq Stock Market following the proposed Business Combination; (7) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (8) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of E.C.D. to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that E.C.D. and EFHT may be adversely affected by other economic, business, and/or competitive factors; (12) risks relating to the uncertainty of the projected financial information with respect to E.C.D.; (13) risks related to the organic and inorganic growth of E.C.D.’s business and the timing of expected business milestones; (14) the amount of redemption requests made by EFHT’s stockholders; and (15) other risks and uncertainties indicated from time to time in the final prospectus of EFHT for its initial public offering and the registration statement on Form S-4, including the proxy statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in EFHT’s other filings with the SEC. EFHT cautions that the foregoing list of factors is not exclusive. E.C.D. and EFHT caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. E.C.D. and EFHT do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts:

For Humble Imports, Inc. d/b/a E.C.D. Auto Design:

Scott Wallace

Chairman and CEO

4930 Industrial Lane, Unit 107, Kissimmee, FL 34758

Email: investorrelations@ecdautodesign.com

Tel: 407-483-4825

For EF Hutton Acquisition Corporation I:

Benjamin Piggott

Chairman and CEO

24 Shipyard Drive, Suite 102, Hingham, MA 02043

Email: bpiggott@efhuttonacquisitioncorp.com

Tel: 929-528-0767